CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated September 21, 2015, relating to the financial statements and financial highlights, which appear in the July 31, 2015 Annual Reports to Shareholders of Columbia Large Cap Growth Fund, Columbia AMT-Free Oregon Intermediate Muni Bond Fund, Columbia Tax-Exempt Fund, CMG Ultra Short Term Bond Fund, Columbia Global Inflation-Linked Bond Plus Fund and Columbia U.S. Social Bond Fund (six of the funds constituting Columbia Funds Series Trust I), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

November 20, 2015